Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Benthos, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 29, 2004 except for Notes 1 and 2 which are dated December 20, 2004, relating to the consolidated financial statements of Benthos, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

May 19, 2005